EXHIBIT 10.1
  Summary of Lease between TRB Systems Inc. and Jong Hwa Lee Inc.

        The lease found at page 105 of the Exhibits filed as part of the SB2 Filing on July 9, 1997 bearing registration Number 333-7242 (the "Exhibits") is a lease for the premises occupied by TRB Systems Inc. in Taiwan and is written in Chinese. A summary is presented below:

        The premises are at 8 Floor-10, 231-2 Ching Hai Road, Section 3 Taijung, Taiwan; and occupy about 2500 square feet.

        The landlord is Jong Hwa Lee Inc.
        The term of the lease is June 1, 1996 to May 31, 1999
        The monthly rental is $1,072 for the term of the lease.
        The term of renewal are that the Company may renew the lease on terms to be negotiated, notice of renewal to be supplied 90 days prior to the expiry of the lease.
        The monthly rental is net of all expenses, and TRB pays for all heating, electricity and any other expenses, including business and occupancy taxes, as billed by the landlord.

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